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                                                                    Exhibit 99.1


                            INVEMED ASSOCIATES, INC.
                                375 Park Avenue
                                   Suite 2205
                            New York, New York 10152


Dear Investor:

In order to comply with securities laws and regulations in your state, Invemed Associates, Inc. is forwarding the enclosed materials for DepotDirect(TM) on behalf of The Home Depot, Inc.

DepotDirect is a Dividend Reinvestment and Stock Purchase Program designed to promote long-term ownership among investors who are committed to investing a minimum amount and building their Home Depot stock ownership over time. Please review the enclosed Prospectus for complete details of the Program. If you have any questions, please call 1-800-577-0177.

                                       Sincerely,

                                       INVEMED ASSOCIATES, INC.

                                       /s/ Kenneth G. Langone
                                       ----------------------------
                                       Kenneth G. Langone
                                       President

Invemed Associates, Inc. does not recommend for or against this offer, nor do we assume responsibility for the accuracy of statements made in the enclosed materials.